Exhibit 1

Westpac
Pillar 3 Report

June 2011

Incorporating the requirements of
Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 Report

3	Introduction
4	Group Structure
5	Capital Overview
8	Credit Risk Exposures
12	Disclosure Regarding Forward-looking Statements

In this report:

• References to ‘Westpac’, ‘The Westpac Group’ and ‘Group’ mean Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless they clearly mean just Westpac Banking Corporation or the context indicates otherwise.

Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 30 June 2011 under these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 30 June 2011

This report presents information on the prudential assessment of Westpac’s capital adequacy as at 30 June 2011. The sections are arranged as follows:

•             ‘Group Structure’ describes the principles of consolidation used to determine Westpac’s capital adequacy;

•             ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for The Westpac Group; and

•             ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions.

Capital Overview

Regulatory consolidation

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy(1) by assessing financial strength at three levels:

•             Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•             Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

•             Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s position on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation(2)

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

•             insurance (including friendly societies and health funds);

•             acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

•             non-financial (commercial) operations; or

•             special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity(3), is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

(1) APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

(2) Refer to Note 1 of The Westpac Group’s 2011 Interim Financial Report for further details.

(3) Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited. These entities are also consolidated at Level 2.

Capital Overview

Capital management strategy

The Group seeks to balance capital that is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac details these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•             the development of target capital ratios, capital buffers and contingency plans;

•             consideration of both economic and regulatory capital requirements, including the proposed changes to regulatory capital known as Basel III;

•             a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of stress testing; and

•             consideration of the perspectives of external stakeholders including rating agencies and equity investors.

Westpac’s capital adequacy ratios

	30 June	31 March	30 June
%	2011	2011	2010
The Westpac Group at Level 2
Tier 1	9.6	9.5	8.9
Total	11.0	11.0	10.8
The Westpac Group at Level 1
Tier 1	9.7	9.5	9.1
Total	11.4	11.3	11.4

Westpac New Zealand Limited’s capital adequacy ratios

	30 June	31 March	30 June
%	2011	2011	2010
Westpac New Zealand Limited
Tier 1	9.9	10.2	9.5
Total	12.8	13.0	12.6

Capital Overview continued

Capital requirements

This table shows risk weighted assets and associated capital requirements(1) for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Group’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 June 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(2)	Weighted Assets	Required
Credit risk
Corporate	53,681	1,059	54,740	4,379
Business lending	44,424	894	45,318	3,625
Sovereign	909	745	1,654	132
Bank	4,453	43	4,496	360
Residential mortgages	56,837	1,184	58,021	4,642
Australian credit cards	5,291	—	5,291	423
Other retail	8,189	1,594	9,783	783
Small business	4,186	—	4,186	335
Specialised lending	42,971	198	43,169	3,453
Securitisation	4,260	—	4,260	341
Total	225,201	5,717	230,918	18,473
Equity risk			1,452	116
Market risk			8,176	654
Operational risk			19,595	1,568
Interest rate risk in the banking book			15,278	1,222
Other assets(3)			3,516	281
Total			278,935	22,315

31 March 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(2)	Weighted Assets	Required
Credit risk
Corporate	54,167	1,264	55,431	4,435
Business lending	43,227	743	43,970	3,518
Sovereign	799	582	1,381	110
Bank	4,346	47	4,393	351
Residential mortgages	55,952	1,130	57,082	4,567
Australian credit cards	5,473	—	5,473	438
Other retail	7,968	1,734	9,702	776
Small business	4,161	—	4,161	333
Specialised lending	44,173	264	44,437	3,555
Securitisation	4,230	—	4,230	338
Total	224,496	5,764	230,260	18,421
Equity risk			1,198	96
Market risk			7,472	598
Operational risk			19,960	1,597
Interest rate risk in the banking book			14,708	1,177
Other assets(3)			3,229	258
Total			276,827	22,147

(1) Capital requirements are expressed as 8% of total risk weighted assets.

(2) Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

(3) Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Capital Overview continued

30 June 2010	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach(1)	Weighted Assets	Required
Credit risk
Corporate	60,297	1,368	61,665	4,933
Business lending	43,380	776	44,156	3,533
Sovereign	737	515	1,252	100
Bank	4,050	114	4,164	333
Residential mortgages	56,746	900	57,646	4,612
Australian credit cards	6,430	—	6,430	514
Other retail	7,725	1,944	9,669	774
Small business	3,164	—	3,164	253
Specialised lending	47,810	269	48,079	3,846
Securitisation	5,213	—	5,213	417
Total	235,552	5,886	241,438	19,315
Equity risk			1,252	100
Market risk			5,386	431
Operational risk			19,309	1,545
Interest rate risk in the banking book			12,441	995
Other assets(2)			3,804	304
Total			283,630	22,690

(1) Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

(2) Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Credit Risk Exposures

Credit risk summary

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	86,450	53,680	1,010	560	905	329	227
Business lending	61,250	44,424	1,140	604	947	404	255
Sovereign	19,647	909	3	3	—	—	—
Bank	21,241	4,453	8	5	4	2	—
Residential mortgages	369,956	56,837	870	710	362	117	91
Australian credit cards	17,562	5,291	315	241	114	79	234
Other retail	9,514	8,189	370	283	129	87	138
Small business	9,788	4,186	99	69	50	28	43
Specialised lending	43,761	42,971	2,366	739	2,003	622	367
Securitisation	18,840	4,260	—	—	1	1	—
Standardised	8,950	5,717	—	—	100	46	82
Total	666,959	230,918	6,180	3,213	4,615	1,715	1,437

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	90,218	54,167	1,066	567	1,028	416	127
Business lending	60,421	43,227	1,109	584	991	452	95
Sovereign	17,977	799	3	3	—	—	—
Bank	19,718	4,346	8	5	4	3	—
Residential mortgages	362,009	55,952	889	714	355	132	41
Australian credit cards	17,587	5,473	309	239	107	77	150
Other retail	9,267	7,968	363	280	122	84	80
Small business	9,502	4,161	103	68	55	33	27
Specialised lending	44,089	44,173	2,418	787	2,001	761	74
Securitisation	18,705	4,230	—	—	1	1	—
Standardised	9,075	5,764	—	—	112	57	73
Total	658,568	230,260	6,268	3,247	4,776	2,016	667

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss(1)	exposures	Loans	Loans	ended
Corporate	93,912	60,297	953	642	739	304	111
Business lending	60,669	43,380	844	528	810	356	159
Sovereign	15,377	737	2	2	—	—	—
Bank	23,244	4,050	9	5	6	4	—
Residential mortgages	347,154	56,746	676	539	420	109	81
Australian credit cards	17,799	6,430	343	261	122	79	233
Other retail	8,381	7,725	334	250	124	82	155
Small business	8,988	3,164	114	70	61	31	41
Specialised lending	46,013	47,810	2,403	899	1,832	516	226
Securitisation	19,352	5,213	NA	NA	15	7	—
Standardised	9,388	5,886	NA	NA	266	146	4
Total	650,277	241,438	5,678	3,196	4,395	1,634	1,010

(1)   Includes regulatory expected losses for defaulted and non-defaulted exposures.

Credit Risk Exposures continued

Exposure at Default by portfolio and major type

The following table segments credit risk exposure by portfolio and balance sheet category.

30 June 2011	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	3 months ended(2)
Corporate	39,406	38,660	8,384	86,450	88,334
Business lending	48,914	12,336	—	61,250	60,835
Sovereign	16,290	2,468	889	19,647	18,812
Bank	5,773	3,170	12,298	21,241	20,479
Residential mortgages	319,431	50,525	—	369,956	365,983
Australian credit cards	9,533	8,029	—	17,562	17,574
Other retail	8,030	1,484	—	9,514	9,391
Small business	7,361	2,427	—	9,788	9,645
Specialised lending	36,912	6,849	—	43,761	43,925
Securitisation	8,422	9,760	658	18,840	18,772
Standardised	8,015	935	—	8,950	9,013
Total	508,087	136,643	22,229	666,959	662,763

31 March 2011	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	6 months ended(3)
Corporate	42,543	39,144	8,531	90,218	90,534
Business lending	47,895	12,526	—	60,421	61,134
Sovereign	14,680	2,658	639	17,977	16,876
Bank	5,496	2,941	11,281	19,718	19,499
Residential mortgages	311,533	50,476	—	362,009	357,077
Australian credit cards	9,485	8,102	—	17,587	17,876
Other retail	7,839	1,428	—	9,267	8,928
Small business	7,163	2,339	—	9,502	8,947
Specialised lending	36,940	7,149	—	44,089	43,738
Securitisation	8,432	9,601	672	18,705	18,107
Standardised	7,961	1,114	—	9,075	9,102
Total	499,967	137,478	21,123	658,568	651,818

30 June 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet(1)	Non-market related	Market related	at Default	3 months ended(4)
Corporate	44,111	40,743	9,058	93,912	87,148
Business lending	48,488	12,181	—	60,669	52,601
Sovereign	12,550	2,378	449	15,377	14,240
Bank	7,693	2,920	12,631	23,244	21,353
Residential mortgages	300,501	46,653	—	347,154	295,035
Australian credit cards	9,890	7,909	—	17,799	16,120
Other retail	7,175	1,206	—	8,381	6,508
Small business	7,211	1,777	—	8,988	8,821
Specialised lending	39,263	6,750	—	46,013	36,969
Securitisation	10,814	8,538	—	19,352	19,524
Standardised	8,306	1,082	—	9,388	72,195
Total	496,002	132,137	22,138	650,277	630,514

(1)   EAD associated with the on balance sheet outstandings of each portfolio.

(2)   Average is based on exposures as at 31 March 2011 and 30 June 2011.

(3)   Average is based on exposures as at 30 September 2010, 31 December 2010 and 30 March 2011.

(4)   Average is based on exposures as at 31 March 2010 and 30 June 2010.

Credit Risk Exposures continued

Loan impairment provisions

APS 220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under A-IFRS are classified as specific provisions. All CAPs raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS 220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

30 June 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment(1)	Provisions
Specific Provisions
for impaired loans	1,481	234	1,715	NA	1,715
for defaulted but not impaired loans	NA	207	207	NA	207
General Reserve for Credit Loss	NA	2,689	2,689	20	2,709
Total provisions for impairment charges	1,481	3,130	4,611	20	4,631

31 March 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment(1)	Provisions
Specific Provisions
for impaired loans	1,780	236	2,016	NA	2,016
for defaulted but not impaired loans	NA	217	217	NA	217
General Reserve for Credit Loss	NA	2,735	2,735	37	2,772
Total provisions for impairment charges	1,780	3,188	4,968	37	5,005

30 June 2010	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,351	283	1,634	NA	1,634
for defaulted but not impaired loans	NA	180	180	NA	180
General Reserve for Credit Loss	NA	3,233	3,233	—	3,233
Total provisions for impairment charges	1,351	3,696	5,047	—	5,047

(1)          The GRCL adjustment of $20m at 30 June 2011 ($37m at 31 March 2011) is reported on a pre-tax basis. For capital deduction purposes, the GRCL adjustment is reported on an after-tax basis, which at 30 June 2011 was $14m ($26m at 31 March 2011).

Credit Risk Exposures continued

Impaired and past due loans by portfolio

The following table discloses the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by portfolio.

30 June 2011	Items past 90 days	Impaired	Specific Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	9 months ended
Corporate	149	905	329	36%	227
Business lending	635	947	404	43%	255
Sovereign	—	—	—	—	—
Bank	—	4	2	50%	—
Residential mortgages	1,682	362	117	32%	91
Australian credit cards	—	114	79	69%	234
Other retail	—	129	87	67%	138
Small business	56	50	28	56%	43
Specialised lending	1,006	2,003	622	31%	367
Securitisation	—	1	1	100%	—
Standardised	42	100	46	46%	82
Total	3,570	4,615	1,715	37%	1,437

			Specific
31 March 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	6 months ended
Corporate	106	1,028	416	40%	127
Business lending	660	991	452	46%	95
Sovereign	—	—	—	—	—
Bank	—	4	3	75%	—
Residential mortgages	1,597	355	132	37%	41
Australian credit cards	—	107	77	72%	150
Other retail	—	122	84	69%	80
Small business	65	55	33	60%	27
Specialised lending	1,080	2,001	761	38%	74
Securitisation	8	1	1	100%	—
Standardised	42	112	57	51%	73
Total	3,558	4,776	2,016	42%	667

			Specific
30 June 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans(1)	9 months ended
Corporate	70	739	304	41%	111
Business lending	563	810	356	44%	159
Sovereign	—	—	—	—	—
Bank	—	6	4	67%	—
Residential mortgages	1,108	420	109	26%	81
Australian credit cards	—	122	79	65%	233
Other retail	—	124	82	66%	155
Small business	64	61	31	51%	41
Specialised lending	1,074	1,832	516	28%	226
Securitisation	—	15	7	47%	—
Standardised	52	266	146	55%	4
Total	2,931	4,395	1,634	37%	1,010

(1)  Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

Disclosure Regarding Forward-looking Statements

This report contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts, and appear in a number of places in this Pillar 3 Report. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those Westpac expects, depending on the outcome of various factors, including, but not limited to those described in the sections entitled “Reading this report” and “Risk and risk management” in Westpac’s most recent annual report available at www.westpac.com.au/investorcentre. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Currency of presentation and certain definitions

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.